Consent of Independent Registered Public Accounting Firm



We consent to the reference to our firm under the caption of "Experts" in Amendment No. 1 to the Registration Statement (Form S-3 No.333-122931) and related Prospectus of Infocrossing, Inc. for the registration of a combination of securities with an aggregate initial offering price of $125,000,000 and to the incorporation by reference therein of our reports dated March 14, 2005 with respect to the consolidated financial statements and schedule of Infocrossing, Inc. and subsidiaries, Infocrossing, Inc. management's assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Infocrossing, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2004, filed with the Securities Exchange Commission.




New York, New York
June 10, 2005